STOCK OPTION AGREEMENT

     FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
             OF THE INTERNAL REVENUE CODE
                    PURSUANT TO THE

         CUMBERLAND MOUNTAIN BANCSHARES, INC.
                1993 STOCK OPTION PLAN


     STOCK OPTION for a total of _____ shares of Common Stock, par value $.01 per share, of Cumberland Mountain Bancshares, Inc. (the "Company"), which Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), is hereby granted to (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Cumberland Mountain Bancshares, Inc. 1993 Stock Option Plan
(the "Plan") which was adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1. Option Price. The option price is $_____ for each share, being 100%* of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Exercises of Option. This Option shall be exercisable in accordance with provisions of the Plan as follows:

     (i) Schedule of rights to exercise.

                                     Percentage of Total Shares
Years of Continuous Employment       Subject to Option Which May
After Date of Grant of Option                Be Exercised
------------------------------       ---------------------------

     Upon Grant                                        %
     1 year but less than 2 years                      %
     2 years but less than 3 years                     %
     3 years but less than 4 years                     %
     4 years but less than 5 years                     %
     5 years or more                                   %


_______________
* 100% in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.

ISO Agreement
Page 2

     (ii) Method of Exercise. This Option shall be exercisable by a written notice by the Optionee which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his
     address and Social Security Number (or    if more than one,
     the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii) Restrictions on exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Withholding. The Optionee hereby agrees that the exercise of the Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     4. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

ISO Agreement
Page 3

     5. Term of Option. This Option may not be exercisable for more than ten years from the date of grant of this Option, as stated below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

                              .
                         CUMBERLAND MOUNTAIN BANCSHARES, INC
                         1993 STOCK OPTION PLAN COMMITTEE


                         By _______________________________


______________________
Date of Grant             Attest: ____________________ (Seal)


_______________
** Five years in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.

               INCENTIVE STOCK OPTION EXERCISE FORM

                         PURSUANT TO THE

               CUMBERLAND MOUNTAIN BANCSHARES, INC.
                      1993 STOCK OPTION PLAN


                                       _______________
                                             Date

Treasurer
Cumberland Mountain Bancshares, Inc.
1431 Cumberland Avenue
Middlesboro, Kentucky 40965

 Re: Cumberland Mountain Bancshares, Inc. 1993 Stock Option Plan
     -----------------------------------------------------------

Dear Sir:

     The undersigned elects to exercise the Incentive Stock
Option to purchase _____ shares, par value $.01, of Common Stock of Cumberland Mountain Bancshares, Inc. under and pursuant to a Stock Option Agreement dated ________ ___, 199__.

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

               $_____  of cash or check
                _____  _____ shares of Common Stock, valued
                             at $____ per share
               $_____  Total

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name __________________________________________________________

Address _______________________________________________________

Social Security Number ________________________________________

                                   Very truly yours,


                                    ___________________________